Exhibit 3.01

UNDER ARMOUR, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

Under Armour, Inc., a Maryland corporation (hereinafter called “the Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to completely amend and restate its Charter by striking all paragraphs of the Charter of the Corporation currently in effect and inserting in lieu thereof the following:

“FIRST: The name of the Corporation is Under Armour, Inc.

SECOND: The Corporation shall have a perpetual existence.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activities permitted by a corporation organized under the General Corporation Law of the State of Maryland (the “MGCL”).

The enumeration of the purposes, objects and business of the Corporation is made in furtherance, and not in limitation, of the powers conferred upon the Corporation by law, and is not intended, by the mention of any particular purpose, object or business, in any manner to limit or restrict the generality of any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Corporation, and the said Corporation shall enjoy and exercise all of the powers and rights now or hereafter conferred by statute upon corporations. Nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power or do any act which a corporation formed under the laws of the State of Maryland may not at the time lawfully carry on or do.

FOURTH: The post office address of the principal office of the Corporation is 1020 Hull Street, 3rd Floor, Baltimore, MD 21230.

FIFTH: The name of the resident agent of the Corporation within the State of Maryland is CSC-Lawyers Incorporating Service Company and the address of such agent is 11 East Chase Street, Baltimore, Maryland 21202.

SIXTH: The total number of shares of capital stock that the Corporation has authority to issue is One Hundred Sixteen Million Two Hundred Thousand (116,200,00) shares, all of which shall consist initially of common stock with a par value of $.0003 1/3 per share (“Common Stock”), of which One Hundred Million (100,000,000) shares are initially designated as Class A Common Stock with a par value of $.0003 1/3 per share (the “Class A Common Stock”), and Sixteen Million Two Hundred Thousand (16,200,000) shares are initially designated as Class B Common Stock with a par value of $.0003 1/3 per share (the “Class B Common Stock”) for an aggregate par value of Thirty-Eight Thousand Seven Hundred Thirty-

Three Dollars and Thirty Three and One-Third Cents ($38,733.33 1/3). The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

A description of each class of stock of the Corporation, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, is as follows:

(a) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

(i) Ranking. Except as otherwise expressly provided in this Charter, the powers, preferences and rights of the holders of Class A Common Stock and holders of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(ii) Voting. Except as otherwise expressly required by law or provided in this Charter, and subject to any voting rights provided to holders of hereafter created preferred stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Charter or the Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(iii) No Cumulative Voting. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(iv) Amendments Affecting Stock.

(1) So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of at least a majority of the outstanding shares of Class A Common Stock voting as a single class, amend, alter or repeal any provision of this Article SIXTH setting forth the terms of the Class A

Common Stock so as to have a material adverse effect on the rights of the Class A Common Stock.

(2) So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of at least a majority (or such higher percentage, if any, as may then be required by applicable law) of the outstanding shares of Class B Common Stock voting as a single class, amend, alter or repeal any provision of this Article SIXTH setting forth the terms of the Class B Common Stock so as to have a material adverse effect on the rights of the Class B Common Stock.

(v) Dividends; Stock Splits. Subject to any rights provided to holders of any hereafter created preferred stock at any time outstanding, and subject to any other provisions of this Charter, as it may be amended from time to time, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(1) If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, on the shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share.

(2) If, at any time, a dividend or other distribution payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation (“Voting Securities”) is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, on the shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided that, for this purpose, if a dividend consisting of shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation is paid on shares of Class A Common Stock, and a dividend consisting of shares of Class B Common Stock or voting securities identical to the other voting securities paid on the shares of Class A Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities is paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

(3) The Corporation shall not have the power to issue shares of Class B Common Stock as a dividend or other distribution paid on shares of Class A Common Stock, and the Corporation shall not have the power to issue shares of Class A Common Stock as a dividend or other distribution paid on shares of Class B Common Stock.

(4) In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification, such that the relative voting rights of the shares of Class A Common Stock and Class B Common Stock remain the same.

(vi) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any hereafter created preferred stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(vii) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same consideration on a per share basis.

(viii) No Preemptive or Subscription Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive or subscription rights.

(ix) Rights of Class B Common Stock.

(1) (A) The Class B Common Stock shall be owned only by Kevin A. Plank or a Kevin A. Plank Family Entity. A “Kevin A. Plank Family Entity” means (i) any not-for-profit corporation controlled by Kevin A. Plank, his wife or children, or any combination thereof, (ii) any other corporation if at least 66% of the value and voting power of its outstanding equity is owned by Kevin A. Plank, his wife or children, or any combination thereof; (iii) any partnership if at least 66% of the value and voting power of its partnership interests are owned by Kevin A. Plank, his wife or children, or any combination thereof; (iv) any limited liability or similar company if at least 66% of the value and voting power of the company and its membership interests are owned by Kevin A. Plank, his wife or children; or (v) any trust the primary beneficiaries of which are Kevin A. Plank, his wife, children and/or charitable organizations, which if the trust is a wholly charitable trust, at least 66% of the trustees of such trust are appointed by Kevin A. Plank or his wife.

(B) A share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon (i) any purported sale, pledge, transfer, assignment or disposition of such share of Class B Common Stock to any person or legal entity other than to Kevin A. Plank or a Kevin A. Plank Family Entity; provided, however, that a pledge of Class B Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged share or the power to vote or direct the disposition of the pledged share prior to a default, without any foreclosure or transfer of ownership shall not trigger the conversion of such share of Class B Common Stock, or (ii) the holder of such share of Class B Common Stock ceasing to be either Kevin A. Plank or a Kevin A. Plank Family Entity.

(C) Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon (i) the record date for any meeting of the Corporation’s stockholders, if the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned on such record date by Kevin A. Plank and each Kevin A. Plank Family Entity, when taken together, is less than 15.0% of the total number of shares of Class A Common Stock and Class B Common Stock outstanding on that record date, (ii) the death of Kevin A. Plank, or (iii) Kevin A. Plank’s ceasing to be affiliated with the Corporation in any capacity as a result of a permanent disability.

(D) Shares of Class B Common Stock may be voluntarily converted into an equal number of shares of Class A Common Stock by the submission by the holder of such shares of a notice of election to the Corporation that sets forth the number of shares of Class B Common Stock to be so converted.

(E) In the event of any conversion of Class B Common Stock pursuant to this Article SIXTH, Section (a)(ix)(1), certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent an equal number of shares of Class A Common Stock until the certificates representing such Class B Shares are promptly exchanged for new certificates representing an equal number of Class A Shares, as contemplated by Article SIXTH, Section (a)(ix)(5) below.

(2) Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article SIXTH, Section (a)(ix)(1), no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock as of a record date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Class A Common Stock as of a record date on or after such conversion date.

(3) Shares of the Class B Common Stock converted into shares of Class A Common Stock pursuant to Article SIXTH, Section (a)(ix)(1) shall be retired and the Corporation shall not be authorized to reissue such shares of Class B Common Stock.

(4) Such number of shares of Class A Common Stock as may from time to time be required for issuance upon conversion of outstanding shares of Class B Common Stock pursuant to Article SIXTH, Section (a)(ix)(1) shall be at all times reserved for such purpose.

(5) As promptly as practicable after the presentation and surrender for conversion, during usual business hours at any office or agency of the Corporation, of any certificate representing shares (or fractions of shares) of Class B Common Stock that have been converted into shares of Class A Common Stock pursuant to Article SIXTH, Section (a)(ix)(1) hereof, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate an equal number of shares of Class A Common Stock issuable upon such conversion. The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock held by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(b) Preferred Stock. Shares of hereafter created preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each series of hereafter preferred stock shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series and the distinctive designation thereof; (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (viii) any other relative rights, preferences and limitations of that series.

The Board of Directors shall have the power from time to time to classify or reclassify any unissued shares of the capital stock of the Corporation by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.

SEVENTH: The following provisions are hereby adopted for the purposes of describing the rights and powers of the Corporation and of the directors and stockholders:

(a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors (the “Board of Directors” or the “Board”). The number of directors of the Corporation which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors in accordance with the Bylaws of the Corporation, but shall never be less than the minimum number required by the MGCL.

(b) The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until the next annual meeting of the stockholders and until his successor shall be elected and shall qualify or until his earlier resignation or removal.

(c) Subject to the rights of the holders of any class of hereafter created preferred stock then outstanding and entitled to elect one or more directors, any director or the entire Board of Directors may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the combined voting power of all classes of shares of capital stock entitled to vote in the election of directors so removed.

(d) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Charter and Bylaws of the Corporation.

(e) Subject to the terms of any one or more classes or series of any hereafter created preferred stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.

(f) In considering a potential acquisition of control of the Corporation, the Board of Directors of the Corporation may consider the effect of such potential acquisition of control on: (i) the stockholders, employees, suppliers, customers, and creditors of the Corporation; and (ii) the communities in which offices or other establishments of the Corporation are located.

(g) The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

(h) The Board of Directors of the Corporation has the sole power to alter, amend or repeal the Bylaws of the Corporation, or to adopt new Bylaws of the Corporation.

(i) With respect to any corporate action to be taken by the Corporation which, under the general laws of the State of Maryland, would (in the absence of this subparagraph (i) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for such action to be effective and valid, such corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of such action by the Board of Directors as required by law.

(j) The Corporation hereby elects not to be governed by any of the provisions of Section 3-602 of subtitle 6 of Title 3 of the MGCL as to any business combinations or as to any existing or future interested stockholders of the Corporation or their affiliates. For purposes of applying Section 3-603(e)(1)(iii) of the MGCL, this provision shall be deemed to part of the original articles of incorporation as defined in Section 3-601(n)(2) of the MGCL.

(k) The Corporation hereby elects not to be governed by any of the provisions of Section 3-803 of subtitle 8 of Title 3 of the MGCL as to the classification of the Board of Directors of the Corporation or to otherwise permit the classification of the Board of Directors into more than one class without the recommendation of the Board of Directors and the affirmative vote of the holders of not less than a majority of all votes cast on the matter at an annual meeting or a special meeting called for that purpose.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing is for descriptive purposes only and shall in no way limit or restrict the terms of any other clause of this or any other Article of this Charter, or in any manner exclude or limit any powers conferred upon the Board of Directors under the MGCL now or hereafter in force. The current directors of the Corporation, who shall serve until their successors are duly elected and qualify, are Kevin Plank, Thomas Sippel, Harvey Sanders, A.B. Krongard, Douglas Coltharp, Byron Adams and William McDermott.

EIGHTH: No director or officer of the Corporation shall be liable to the Corporation or to its Stockholders for money damages except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The current directors of the Corporation, who shall serve until their successors are duly elected and qualify, are Kevin Plank, Thomas Sippel, Harvey Sanders, A B Krongard, Douglas Coltharp, Byron Adams and William McDermott.

NINTH: The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the indemnification provision of the MGCL now or hereafter in force. With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by and in the discretion of the Board of Directors of the Corporation, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with the indemnification provision of the MGCL now or hereafter in force.

TENTH: The Charter may be amended only upon the recommendation of the Board of Directors and the affirmative vote of the holders of not less than a majority of all of the outstanding capital stock entitled to vote on the matter; provided, however, that the Charter provisions regarding removal of directors (see Article Seventh, paragraph (c)), vacancies on the board of directors (see Article Seventh, paragraph (e)) and amendments to the Bylaws of the Corporation (see Article Seventh, paragraph (h)) may be amended only by the affirmative vote of holders of not less than two-thirds of all of the outstanding capital stock entitled to vote the matter.

SECOND: The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the Charter of the Corporation in effect upon acceptance of these Articles for record by the State Department of Assessments and Taxation of Maryland, and upon such acceptance these Articles shall constitute the entire Charter of the Corporation and supersede all prior Charter papers.

THIRD: (a) Prior to these Articles of Amendment and Restatement, the total number of shares of all classes of stock of the Corporation authorized and the number and par value of the shares of each class were as follows:

Fifty-Nine Million Five Hundred Eighty-Three Thousand Eight Hundred Ninety (59,583,890) shares, consisting of Fifty-Seven Million Five Hundred Eighty-Three Thousand Eight Hundred Ninety (57,583,890) shares of common stock, of which Fifty-Six Million Three Hundred Seventy-Five Thousand Eight Hundred Thirty-Five (56,375,835) shares designated as Class A Common Stock with a par value of $.0003 1/3 per share, and One Million Two Hundred Eight Thousand Fifty-Five (1,208,055) shares designated as Class B Common Stock with a par value of $.001 per share, and Two Million shares (2,000,000) shares of preferred stock with a par value of $.001 per share for an aggregate par value of Twenty-Two Thousand Dollars ($22,000).

(b) The total number of shares of all classes of stock of the Corporation as amended by these Articles of Amendment and Restatement, and the number and par value of the shares of each class, are as follows:

One Hundred Sixteen Million Two Hundred Thousand (116,200,00) shares of capital stock, all of which shall initially consist of common stock with a par value of $.0003 1/3 per share, of which One Hundred Million (100,000,000) shares are designated as Class A Common Stock with a par value of $.0003 1/3 per share, and Sixteen Million Two Hundred Thousand (16,200,000) shares are designated as Class B Common Stock with a par value of $.0003 1/3 per share for an aggregate par value of Thirty-Eight Thousand Seven Hundred Thirty-Three Dollars and Thirty Three and One-Third Cents ($38,733.33 1/3).

FOURTH: The foregoing complete Amendment and Restatement of the Charter of the Corporation includes Amendments to the Charter duly advised by the Board of Directors and approved by the Stockholders of the Corporation in the manner required for a Charter amendment under the Charter and Bylaws of the Corporation and the laws of the State of Maryland.

FIFTH: (a) The Board of Directors, at a meeting held on November 3, 2005, adopted a resolution approving and declaring advisable the foregoing complete Articles of Amendment and Restatement of the Charter of the Corporation, declaring that said complete Articles of Amendment and Restatement were advisable and approved, to be filed and effective at 2:59 p.m. on November 17, 2005.

(b) The Stockholders of the Corporation, at a meeting on November 13, 2005, adopted a resolution approving the complete Articles of Amendment and Restatement of the Charter of the Corporation as hereinabove set forth above, to be filed and effective at 2:59 p.m. on November 17, 2005.

IN WITNESS WHEREOF, Under Armour, Inc. has caused these Articles of Amendment and Restatement to be signed and acknowledged in its name and on its behalf by its President and witnessed and attested by its Secretary on this 17th day of November, 2005, and they acknowledged the same to be the act of said Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	UNDER ARMOUR, INC.

/s/ J. Scott Plank	By:	/s/ Kevin A. Plank
J. Scott Plank, Secretary		Kevin A. Plank, President